UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 13, 2021

WW INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-16769	11-6040273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Avenue of the Americas, 6th Floor, New York, New York	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 589-2700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	WW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

New Credit Agreement

On April 13, 2021 (the “Closing Date”), WW International, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) among the Company, as borrower, the lenders party thereto and Bank of America, N.A. (“Bank of America”), as administrative agent and an issuing bank. The Credit Agreement provides for senior secured financing of $1,175.0 million in the aggregate, consisting of (1) $1,000.0 million in aggregate principal amount of senior secured tranche B term loans maturing in seven years (the “New Term Loan Facility”) and (2) a $175.0 million senior secured revolving credit facility (which includes borrowing capacity available for letters of credit) maturing in five years (the “New Revolving Credit Facility” and, together with the New Term Loan Facility, the “New Credit Facilities”).

All obligations under the Credit Agreement are guaranteed by, subject to certain exceptions, each of the Company’s current and future wholly-owned material domestic restricted subsidiaries. All obligations under the Credit Agreement, and the guarantees of those obligations, are secured by substantially all of the assets of the Company and each guarantor, subject to customary exceptions, including:

•

a pledge of 100% of the equity interests directly held by the Company and each guarantor in any wholly-owned material subsidiary of the Company or any guarantor (which pledge, in the case of any non-U.S. subsidiary of a U.S. subsidiary, will not include more than 65% of the voting stock of such non-U.S. subsidiary), subject to certain exceptions; and

•	a security interest in substantially all other tangible and intangible assets of the Company and each guarantor, subject to certain exceptions.

The New Credit Facilities will require the Company to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% and 0% if the Company attains certain first lien secured net leverage ratios) of the Company’s annual excess cash flow;

•

100% of the net cash proceeds of certain non-ordinary course asset sales by the Company and its restricted subsidiaries (including casualty and condemnation events, subject to de minimis thresholds), and subject to the right to reinvest 100% of such proceeds, subject to certain qualifications; and

•	100% of the net proceeds of any issuance or incurrence of debt by the Company or any of its restricted subsidiaries, other than certain debt permitted under the Credit Agreement.

The foregoing mandatory prepayments will be used to reduce the installments of principal on the New Term Loan Facility. The Company may voluntarily repay outstanding loans under the New Credit Facilities at any time without premium or penalty, except (1) for customary “breakage” costs with respect to LIBOR loans under the New Credit Facilities and (2) during the six months following the Closing Date, with respect to certain voluntary prepayments or refinancings of the New Term Loan Facility that reduce the effective yield of the New Term Loan Facility, which will be subject to a 1.00% prepayment premium.

Borrowings under the New Term Loan Facility will bear interest at a rate per annum equal to, at the Company’s option, either (1) an applicable margin plus a base rate determined by reference to the highest of (a) 0.50% per annum plus the Federal Funds Effective Rate as determined by the Federal Reserve Bank of New York, (b) the prime rate of Bank of America and (c) the LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00%; provided that such rate is not lower than a floor of 1.50% or (2) an applicable margin plus a LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, provided that LIBOR is not lower than a floor of 0.50%. Borrowings under the New Revolving Credit Facility will bear interest at a rate per annum equal to an applicable margin based upon a leverage-based pricing grid, plus, at the Company’s option, either (1) a base rate determined by reference to the highest of (a) 0.50% per annum plus the Federal Funds Effective Rate as determined by the Federal Reserve Bank of New York,

(b) the prime rate of Bank of America and (c) the LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00%; provided that such rate is not lower than a floor of 1.00% or (2) a LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, provided such rate is not lower than a floor of zero. As of the date hereof, the applicable margins for the LIBOR rate borrowings under the New Term Loan Facility and the New Revolving Credit Facility are 3.50% and 2.50%, respectively.

The Credit Agreement contains other customary terms, including (1) representations, warranties and affirmative covenants, (2) negative covenants, including limitations on indebtedness, liens, mergers, acquisitions, asset sales, investments, distributions, prepayments of subordinated debt, amendments of material agreements governing subordinated indebtedness, changes to lines of business and transactions with affiliates, in each case subject to baskets, thresholds and other exceptions, and (3) customary events of default.

The availability of certain baskets and the ability to enter into certain transactions will also be subject to compliance with certain financial ratios. In addition, the New Revolving Credit Facility will include a maintenance covenant that will require, in certain circumstances, compliance with certain first lien secured net leverage ratios.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

The Notes and the Indenture

On the Closing Date, the Company closed its previously announced offering of $500.0 million in aggregate principal amount of its 4.500% Senior Secured Notes due 2029 (the “Notes”) in a private offering that is exempt from registration under the Securities Act of 1933, as amended.

The Notes were issued pursuant to an Indenture, dated the Closing Date (the “Indenture”), among the Company, the guarantors named therein and The Bank of New York Mellon, as trustee and notes collateral agent. The Indenture contains customary terms, events of default and covenants for an issuer of non-investment grade debt securities. These covenants include limitations on indebtedness, liens, mergers, acquisitions, asset sales, investments, distributions, prepayments of subordinated debt and transactions with affiliates, in each case subject to baskets, thresholds and other exceptions.

The Notes accrue interest at a rate per annum equal to 4.500% and will mature on April 15, 2029. Interest on the Notes is payable semi-annually on April 15 and October 15 of each year, beginning on October 15, 2021. On or after April 15, 2024, the Company may on any one or more occasions redeem some or all of the Notes at a purchase price equal to 102.250% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date, such optional redemption price decreasing to 101.125% on or after April 15, 2025 and to 100.000% on or after April 15, 2026. Prior to April 15, 2024, the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of the Notes with an amount not to exceed the net proceeds of certain equity offerings at 104.500% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date. Prior to April 15, 2024, the Company may redeem some or all of the Notes at a make-whole price plus accrued and unpaid interest, if any, to, but not including, the redemption date. In addition, during any twelve-month period ending prior to April 15, 2024, the Company may redeem up to 10% of the aggregate principal amount of the Notes at a purchase price equal to 103.000% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. If a change of control occurs, the Company must offer to purchase for cash the Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but not including, the purchase date. Following the sale of certain assets and subject to certain conditions, the Company must offer to purchase for cash the Notes at a purchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but not including, the purchase date.

The Notes are guaranteed on a senior secured basis by the Company’s subsidiaries that guarantee the New Credit Facilities. The Notes and the note guarantees are secured by a first-priority lien on all the collateral that secures the New Credit Facilities, subject to a shared lien of equal priority with the Company’s and each guarantor’s obligations under the New Credit Facilities and subject to certain thresholds, exceptions and permitted liens.

The foregoing descriptions of the Indenture and the Notes do not purport to be complete and are qualified in their entirety by reference to the full text of the Indenture and the form of Note, which are filed as Exhibits 4.1 and 4.2, respectively, hereto and are incorporated by reference herein.

Equal Priority Intercreditor Agreement

On the Closing Date, the Company, the guarantors party thereto, Bank of America, N.A., as collateral agent under the New Credit Facilities (the “Credit Facilities Collateral Agent”) and The Bank of New York Mellon, as collateral agent under the Notes (the “Notes Collateral Agent” and, together with the Credit Facilities Collateral Agent, the “Collateral Agents”) entered into the Equal Priority Intercreditor Agreement to govern the relative priorities of the Collateral Agents and their respective security interests in the collateral securing the New Credit Facilities and the Notes and certain other matters related to the administration of security interests in such collateral.

The foregoing description of the Equal Priority Intercreditor Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Equal Priority Intercreditor Agreement, which is filed as Exhibit 10.2 hereto and is incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

On the Closing Date, in connection with the closing of the Credit Agreement and the Notes, the Company (i) repaid in full approximately $1.2 billion of borrowings under the Credit Agreement, dated as of November 29, 2017, by and among the Company, as borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as the administrative agent and an issuing bank, Bank of America, N.A., as an issuing bank, and Citibank, N.A., as an issuing bank (as amended from time to time, the “Old Credit Agreement”) and (ii) redeemed all of the $300.0 million aggregate principal amount of its 8.625% Senior Notes outstanding under the Indenture, dated as of November 29, 2017, among the Company, the guarantors party thereto and The Bank of New York Mellon, as trustee (as amended from time to time, the “Old Indenture”). The term loan and revolving credit facilities and related agreements and documents under the Old Credit Agreement were terminated, and the Old Indenture and the Company’s and guarantors’ obligations thereunder were satisfied and discharged, upon the effectiveness of the Credit Agreement and the Notes. For more information about the Old Credit Agreement and the Old Indenture, see the information under the heading “Liquidity and Capital Resources—Long-Term Debt” under “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2021, as amended, which information is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description above under Item 1.01 is incorporated in this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit	Description

Exhibit 4.1	Indenture, dated as of April 13, 2021, among WW International, Inc., the guarantors party thereto and The Bank of New York Mellon, as trustee and notes collateral agent, relating to the Notes.

Exhibit 4.2	Form of Note (included in Exhibit 4.1).

Exhibit 10.1	Credit Agreement, dated as of April 13, 2021, among WW International, Inc., as borrower, the lenders party thereto and Bank of America, N.A., as administrative agent and issuing bank.

Exhibit 10.2	Equal Priority Intercreditor Agreement, dated as of April 13, 2021, among WW International, Inc., the guarantors party thereto, Bank of America, N.A., as collateral agent under the Credit Agreement and The Bank of New York Mellon, as notes collateral agent.

Exhibit 104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WW INTERNATIONAL, INC.

DATED: April 13, 2021	By:	/s/ Amy O’Keefe
	Name:	Amy O’Keefe
	Title:	Chief Financial Officer